EXHIBIT 10.18

PERFORMANCE SHARE UNIT AWARD AGREEMENT

This PERFORMANCE SHARE UNIT AWARD AGREEMENT (this “Agreement”) is by and between Superior Energy Services, Inc. (“Superior”) and <<Participant Name>> (the “Participant”).

WHEREAS, Superior has adopted the 2013 Stock Incentive Plan (the “Plan”), under which the Compensation Committee (the “Committee”) of the Board of Directors of Superior, or its delegee, may, among other things, grant awards of performance share units payable in cash, or a combination of cash and shares of Superior common stock, $.001 par value per share (the “Common Stock”), to officers and key employees of Superior or its subsidiaries (collectively, the “Company”); and

WHEREAS, the Committee believes that entering into this Agreement with the Participant is consistent with the purpose for which the Plan was adopted.

NOW, THEREFORE, Superior and the Participant hereby agree as follows:

Section 1. The Plan. The Plan, a copy of which has been made available to the Participant, is incorporated by reference and made a part of this Agreement as if fully set forth herein. This Agreement uses a number of defined terms that are defined in the Plan or in the body of this Agreement. These defined terms are capitalized wherever they are used.

Section 2. Award.

(a) On <<Grant Date>>, Superior granted to the Participant an Other Stock Based Award consisting of <<Awards Granted>> performance share units (the “Units”), subject to the terms and conditions of this Agreement.

(b) Depending on the Company’s achievement of the performance goals specified in Section 2(c) during the period beginning January 1, 20__ and ending December 31, 20__ (the “Performance Period”), the Participant shall be entitled to a payment equal to the value of the Units determined pursuant to Section 2(d) if, except as otherwise provided in Section 3, he remains actively employed with the Company on January 2, 20__.

(c) The amount paid with respect to the Units shall be based upon the Company’s achievement of the following performance criteria as determined by the Committee: return on assets relative to the return on assets of the Company’s “Peer Group” listed on Schedule A attached hereto (“Relative ROA”); and the Company’s total shareholder return relative to the total shareholder return of the Company’s “Peer Group” listed on Schedule A attached hereto (“Relative TSR”) in accordance with the following matrix:

	Relative ROA
		Performance
Performance Level Compared to Peer Group		Percentage(%)

	Below 25th Percentile	0%
Threshold	25th Percentile	25%
Target	50th Percentile	50%
Maximum	75th Percentile or above	100%

	Relative TSR
		Performance
Performance Level Compared to Peer Group		Percentage(%)

	Below 25th Percentile	0%
Threshold	25th Percentile	25%
Target	50th Percentile	50%
Maximum	75th Percentile or above	100%

(i)Return on assets with respect to the Company or any other company in the peer group shall be calculated as (A) the sum of the Company’s income from continuing operations before income taxes and depreciation, depletion, amortization and accretion, divided by (B) the sum of the Company’s total assets plus accumulated depreciation and depletion, less goodwill and other intangible assets, investment in unconsolidated companies and non-interest bearing current liabilities.

(ii)Total shareholder return as applied to the Company or any company in the peer group means stock price appreciation from the beginning to the end of the Performance Period, including monthly reinvestment of dividends and distributions paid during the Performance Period.

(iii)The Committee shall adjust the performance criteria in Section 2(c)(i) with respect to the Company or any other company in the peer group for any year during the Performance Period, to recognize (A) the effect of accounting changes in accordance with generally accepted accounting principles, (B) the impact of changes to international, federal and state tax laws, and (C) unusual or non-recurring transactions or events during the Performance Period, including those arising from the acquisition or disposition of assets, impairments or costs associated with exit or disposal activities or material impairments that are reported on a Form 8-K filed with the Securities and Exchange Commission.

(d) The amount payable to the Participant pursuant to this Agreement shall be an amount equal to the number of Units awarded to the Participant multiplied by the product of (i) $100 and (ii) the sum of the Performance Percentages set forth above for the level of achievement of each of the performance criteria set forth in Section 2(c). By way of example, if the Company reached the 25th percentile in Relative ROA and the 50th percentile in Relative TSR, the sum of the Performance Percentages would be 75% and the amount payable with respect to each Unit would be $75. If Relative ROA reached the 75th percentile but Relative TSR was below the 25th percentile, the sum of the Performance Percentages would be 100% and the amount payable with respect to each Unit would be $100. Performance results between the threshold, target and maximum levels will be calculated on a pro rata basis. The maximum payout for each Unit is $200.

(e) Except as provided in Section 3(b), payment of amounts due under the Units shall be made on March 30, 20___. Any amount paid in respect of the Units shall be payable in such combination of cash and Common Stock (with the Common Stock valued at its Fair Market Value) as determined by the Committee in its sole discretion; provided, however, that no more than fifty percent (50%) of the payment may be made in Common Stock. Prior to any payments under this Agreement, the Committee shall certify in writing, by resolution or otherwise, the amount to be paid in respect of the Units as a result of the achievement of Relative ROA and Relative TSR. The Committee retains discretion to decrease the amount payable to the Participant if it deems appropriate, but shall not increase the amount payable to the Participant to an amount that is higher than the amount payable under the formula described herein.

Section 3. Early Termination; Change of Control.

(a) In the event of the Participant’s termination of employment prior to the end of the Performance Period due to (i) any reason other than voluntary termination by the Participant (other than as permitted under Section 3(a)(iv)) or cause as determined by the Committee in its sole discretion, (ii) death, (iii) disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), or (iv) Retirement (as hereinafter defined), the Participant shall forfeit as of the date of termination a number of Units determined by multiplying the number of Units by a fraction, the numerator of which is the number of full months following the date of termination, death, disability or Retirement to the end of the Performance Period and the denominator of which is thirty six (36). The Committee shall determine the number of Units forfeited and the amount to be paid to the Participant or his beneficiary in accordance with Section 2(e) based on the performance criteria for the entire Performance Period. As used herein, “Retirement” is defined as the voluntary termination of employment at or after age 55 with at least five years of service.

(b) In the event of a Change of Control, the Participant shall be deemed to have achieved the maximum level for Relative ROA and Relative TSR in accordance with the terms of the Plan.  Payment shall be made to the Participant as soon as administratively practical following the Change of Control, but in no event later than 2.5 months following the end of the year in the such Change of Control occurs.  Notwithstanding the foregoing, if the Change of Control does not qualify as a “change in control event” under Section 409A of the Code, and any regulations or guidance promulgated thereunder, then payment shall be made at the time specified in Section 2(e).

Section 4. Forfeiture of Award.

(a) If the Participant engages in grossly negligent conduct or intentional misconduct that either (i) requires the Company’s financial statements to be restated at any time beginning on the Date of Grant and ending on the third anniversary of the end of the Performance Period or (ii) results in an increase of the value of the Participant’s Units, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the after-tax portion of the difference between the value of the Units received by the Participant during the three-year period following such conduct and the value of the Units that would have been received based on the restated financial statements or absent the increase described in part (ii) above (the “Excess Unit Value”).  All determination regarding the value of the Units shall be made solely by the Committee in good faith.

(b) The Units granted hereunder are also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder.

(c) If the Committee determines that the Participant owes any amount to the Company under Sections 4(a) or 4(b) above, the Participant shall pay to the Company, without interest, the Excess Unit Value (or the amount recoverable under Section 4(b)).  The Participant acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct the amount owed from any amounts the Company owes the Participant from time to time for any reason (including without limitation amounts owed to the Participant as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Participant owes it, the Participant hereby agrees to pay immediately the unpaid balance to the Company.

Section 5. Miscellaneous.

(a) The Participant understands and acknowledges that he is one of a limited number of employees of the Company who have been selected to receive grants of Units and that the grant is considered confidential information. The Participant hereby covenants and agrees not to disclose the award of Units pursuant to this Agreement to any other person except (i) the Participant’s immediate family and legal or financial advisors who agree to maintain the confidentiality of this Agreement, (ii) as required in connection with the administration of this Agreement and the Plan as it relates to this award or under applicable law, and (iii) to the extent the terms of this Agreement have been publicly disclosed by the Company.

(b) The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the award or payments in respect of any Units or the issuance of Common Stock. Alternatively, the Participant may irrevocably elect, in such manner and at such time or times prior to any applicable tax date, as may be permitted by the Committee, to have the Company withhold and reacquire Units or Common Stock to satisfy any withholding obligations of the Company. Any election to have Units or Common Stock so held back and reacquired shall be subject to the Committee’s approval.

(c) The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement shall be final and binding on all persons.

(d) Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

(e) This Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Superior reserves the right to amend this Agreement to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of the Units in light of Section 409A and any regulations or other guidance promulgated thereunder. Neither the Company nor the members of the Committee shall be liable for any determination or action taken or made with respect to this Agreement or the Units granted thereunder.

(f) Each notice relating to this Agreement shall be in writing and delivered in person or by mail to Superior at its office, 1001 Louisiana Street, Suite 2900, Houston, TX 77002, to the attention of the Secretary or at such other address as Superior may specify in writing to the Participant by a notice delivered in accordance with this Section 5(f). All notices to the Participant shall be delivered to the Participant’s address on file with the Company or at such other address as the Participant may specify in writing to the Secretary by a notice delivered in accordance with this Section 5(f) and Section 5(m).

(g) Neither this Agreement nor the rights of Participant hereunder shall be transferable by the Participant during his life other than by will or pursuant to applicable laws of descent and distribution. No rights or privileges of the Participant in connection herewith shall be transferred, assigned, pledged or hypothecated by Participant or by any other person in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void.

(h) Nothing in this Agreement shall confer upon the Participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Participant’s employment relationship with the Company at any time.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of the Units or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of Harris County, Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this grant is made and/or to be performed.

(j) If any term or provision of this Agreement, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Participant and Superior intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(k) The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided herein or in the Plan or as it may be amended from time to time by a written document signed by each of the parties hereto, including by electronic means as provided in Section 5(m). Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

(l) Superior’s obligation under the Plan and this Agreement is an unsecured and unfunded promise to pay benefits that may be earned in the future. Superior shall have no obligation to set aside, earmark or invest any fund or money with which to pay its obligations under this Agreement. The Participant or any successor in interest shall be and remain a general creditor of Superior in the same manner as any other creditor having a general claim for matured and unpaid compensation.

(m) Superior may, in its sole discretion, deliver any documents related to the Participant’s current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  By accepting the terms of this Agreement, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Superior or a third party designated by Superior.

(n) The Participant must expressly accept the terms and conditions of this Agreement by electronically accepting this Agreement in a timely manner.  If the Participant does not accept the terms of this Agreement, this award of Units is subject to cancellation.

(o) The Participant acknowledges that a waiver by Superior of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Plan participant.

* * * * * * * * * * * * *

By clicking the “Accept” button, the Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof.  The Participant has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement.  The Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

Schedule A

PEER GROUP COMPANIES

Baker Hughes Incorporated
Basic Energy Services Inc.
Cameron International Corporation
FMC Technologies, Inc.
Halliburton Company
Helix Energy Solutions Group Inc.
Helmerich & Payne, Inc.
Key Energy Services, Inc.
Nabors Industries Ltd.
National Oilwell Varco, Inc.
Oceaneering International, Inc.
Oil States International, Inc.
Patterson-UTI Energy, Inc.
RPC, Inc.
Schlumberger Limited
Weatherford International, Ltd.

If any peer group company’s Relative ROA or Relative TSR shall cease to be publicly available (due to a business combination, receivership, bankruptcy or other event) or if any such company is no longer publicly held, the Committee shall exclude that company from the peer group and, in its sole discretion, substitute another comparable company.

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS